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                                                                    EXHIBIT 10.2



                                   MEMORANDUM


TO:      Richard J. Oppitz, Jr.

FROM:    Kevin Byrnes

DATE:    June 22, 2005

SUBJECT: Separation of Employment

================================================================================

This memo will confirm the details of your separation from Provident Bank. Your last day of work will be June 30, 2005 (the "Separation Date"). Provided you work through the Separation Date and sign the acknowledgement, you will be eligible to receive 24 months of severance pay and will remain on payroll through June 30, 2007 (the "Severance Period"). Your pay will include both your base salary ($268,400) and the perquisite allowance ($21,963).

BENEFIT COVERAGE

Group health and/or dental benefit coverage will remain in effect through the Severance Period on a post-tax basis. Thereafter, you will be eligible to continue medical and dental coverage through COBRA. Participation in the 401(k) plan and pension plan will continue through the Severance Period. All other benefits, including Life Insurance and Long Term Disability, will terminate effective the Separation Date. Your Change of Control Agreement will be cancelled as of the Separation Date.

Any earned and unused vacation will be in your pay of July 15, 2005.

STOCK OPTIONS AND RESTRICTED STOCK

Stock options vested as of the Separation Date will remain exercisable through the Severance Period. Stock options unvested as of the Separation Date will continue to mature towards vesting through the Severance Period and, upon vesting, remain exercisable through the remainder of the Severance Period. Stock options vested but unexercised and stock options unvested as of the end of the Severance Period will be cancelled.

Restricted stock vested as of the Separation Date will remain your asset. Restricted stock unvested as of the Separation Date will continue to mature towards vesting through the Severance Period and, upon vesting, will thereafter remain your asset. Restricted stock unvested as of the end of the Severance Period will be cancelled.

SURVIVOR BENEFIT

Should you die before the end of the Severance Period payments will continue to be paid to your beneficiary through the end of the Severance Period. Benefits, as described above, will also continue through the end of the Severance Period.

REFERENCES

Provident Bank releases only dates of employment and position title. Salary information is released only with a signed authorization from you.

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OUTPLACEMENT

You are eligible for outplacement services for a period of six months. Human Resources will provide you with details.

Any questions you may have should be directed to Jeanne Uphouse, (410) 277-2647.

ACKNOWLEDGEMENT

In consideration of the provision of severance pay as set forth above, you release and covenant not to sue Provident, any affiliated companies, officers, directors, managers, agents of any sort, and present and former employees, for all claims which you have or may have including, but not limited to, any and all claims and causes of action related to, connected with or arising out of your employment with Provident and/or termination of employment with Provident; any and all claims of discrimination on account of sex, race, age, handicap, veteran status, national origin or religion, and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders including, but not limited to, Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, Executive Order 11246, The Rehabilitation Act, The Americans with Disabilities Act, The Family and Medical Leave Act and any applicable state or local antidiscrimination statutes, claims for breach of express or implied contract, claims arising under or related to any employee benefit plan sponsored by Provident or an affiliated company, claims for wrongful termination actions of any type, breach of express or implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, claims for fraud, libel, slander or invasion of privacy, claims for any and all severance benefits under Provident's regular policies and procedures, as well as any other claims or causes of action you might have; provided, however, that you do not waive rights or claims under The Age Discrimination in Employment Act that may arise after the execution of this document by you. This proviso is intended to exclude from release only those rights relating to Age Discrimination in Employment Act claims "that may arise" after execution of this document by you as provided for by the Older Workers Benefit Protection Act.

You agree to cooperate with reasonable requests from Provident or its attorneys in giving truthful written or oral testimony in defense of any inquiry or litigation of any kind about which the employee possesses knowledge as a result of his employment. Provident agrees to accommodate to the fullest extent possible any schedule you may request with regard to your availability for preparation for and giving of such truthful testimony.

You acknowledge that you have been advised by Provident, and are hereby advised to consult an attorney prior to the execution of this release. You understand that you have a right to consult the United States Equal Employment Opportunity Commission and/or the equal employment opportunity agency of the State of Maryland on the contents and consequences of this release.

You acknowledge that you have requested and received from Provident any information that you need in order to make a knowing and voluntary release of all claims, and that you have been provided at least 21 days to review and consider the consequences of this release and to obtain all of the advice you desire. You further acknowledge that Provident may use this release in a court of law or any other judicial or administrative forum to enforce its rights under this release, offensively or defensively.

You further acknowledge that you understand each of the statements in this release and voluntarily accept the payment(s) provided by Provident in exchange for this release without duress, coercion, fraud or undue influence. You understand that this release is revocable by you for a period of seven days after you sign this release and the release is not effective or enforceable



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during that seven-day period. You also understand that after the seven-day period expires, the release is irrevocable. You further acknowledge that this release may not be changed or modified except by a written document executed by you and Provident.


/s/ Richard J. Oppitz, Jr.                           6/27/05
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RICHARD J. OPPITZ, JR.                               DATE

/s/ Kevin Byrnes                                     6/27/05
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KEVIN BYRNES                                         DATE


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